Exhibit 99.1

WAUSAU PAPER ANNOUNCES RETIREMENT OF AL DAVIS;

NAMES HANK NEWELL AS SENIOR VICE PRESIDENT, SPECIALTY PRODUCTS

MOSINEE, WI – October 20, 2008 – (Business Wire) – Wausau Paper (NYSE:WPP) today announced that Albert K. Davis will retire from his position as executive vice president, Specialty Products at year-end and will be succeeded by Henry C. Newell who will become senior vice president, Specialty Products.

Mr. Davis, 61, joined Wausau Paper in 1981 and served in a variety of management positions, assuming leadership of the Specialty Products business segment in 2000.  “Al has provided strong leadership to our Specialty Products business during a period of dramatic change and tremendous challenge in our markets,” said Thomas J. Howatt, president and chief executive officer.  “Under Al’s direction our Specialty segment has redefined its strategic product direction, achieved extraordinary cost reduction results, and addressed underperforming areas of the business positioning Specialty for a sound future.”

Mr. Newell, 51, joined Wausau Paper in 2007 as vice president-business development and has provided guidance and leadership to the development of business segment strategic direction.  As senior vice president, Specialty Products he will be responsible for overall operation and strategic direction of that business.

“Since joining Wausau Paper in September 2007 Hank has had an immediate impact on our organization, guiding the assessment and refinement of strategic initiatives within our three business segments,” Mr. Howatt said.  “His many years of experience in general management and senior financial roles within the paper industry position him well to lead our Specialty Products business.”

About Wausau Paper:

Wausau Paper, with record revenues of more than $1.2 billion in fiscal 2007, produces and markets fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products. To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2007.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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